Amendment to Amended and Restated Change in Control Agreement

Whereas, Norfolk Southern Corporation (Corporation) and [EXECUTIVE NAME] previously executed an Amended and Restated Change in Control Agreement (Agreement) to memorialize your entitlement to certain rights and benefits that would mature upon, and only upon, your termination following a change in control and your commitment not to engage in competing employment for certain periods;

Whereas, Section XIII of the Agreement provides the Agreement may be modified in a writing signed by the Corporation and by you.

Now, Therefore, in exchange for consideration, the sufficiency of which is acknowledged, the Corporation and you agree to amend the agreement to eliminate Section IV of the Agreement, Certain Tax Payments by the Corporation, in its entirety.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has directed that this Amendment to the Agreement be executed and delivered on its behalf by the Corporate Secretary to one or more officers of the Corporation, and you have indicated your acceptance of and intent to be bound by the Agreement, as amended herein.

                                                                        Norfolk Southern Corporation

                                                                        By:______________________________________

      Howard D. McFadden

      Corporate Secretary

Accepted:

By:______________________________________

Being the same individual named in the preamble hereto and referred to as “You” in the text.

Date: ______________________________